CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$563,000	$56.69

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 27, 2015 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013, and the Prospectus Addendum dated February 3, 2015)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$563,000 Phoenix AutoCallable Coupon Memory Notes due October 31, 2017 Linked to the Least Performing Reference Asset of Three Common Stocks Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	October 27, 2015
Issue Date:	October 30, 2015
Final Valuation Date:*	October 26, 2017
Maturity Date:*	October 31, 2017
Reference Assets:

The Class A common stock of Genworth Financial, Inc. (“Genworth”), the common stock of Citigroup Inc. (“Citigroup”) and the common stock of JPMorgan Chase & Co. (“JPMorgan”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Price	Coupon Barrier Price	Barrier Price
	Genworth	GNW UN <Equity>	$4.78	$2.39	$2.39
	Citigroup	C UN <Equity>	$52.61	$26.31	$26.31
	JPMorgan	JPM UN <Equity>	$63.64	$31.82	$31.82
Each of the securities noted above are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”.
Automatic Call:

If, on any Observation Date prior to the Final Valuation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the applicable Call Settlement Date. No further amounts will be owed to you under the Notes after the Call Settlement Date.

Payment at Maturity:

If your Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to any Contingent Coupon and/or Unpaid Coupon Amounts that may be payable on such date), a cash payment per $1,000 principal amount Note that you hold determined as follows:

¡                  If the Final Price of the Least Performing Reference Asset is greater than or equal to its respective Barrier Price, you will receive a payment of $1,000 per $1,000 principal amount Note

¡                  If the Final Price of the Least Performing Reference Asset is less than its respective Barrier Price, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not automatically called prior to maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any coupon payment and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.00%	97.00%
Total	$563,000	$563,000	$16,890	$546,110

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $970.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $931.10 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer equal to 3.00% of the principal amount of the Notes, or $30.00 per $1,000 principal amount, and will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupons and Unpaid Coupon Amounts:

The Contingent Coupon is equal to $33.125 per $1,000 principal amount Note, which is 3.3125% of the principal amount per Note (13.25% per annum)

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Price, a Contingent Coupon will become payable on the related Contingent Coupon Payment Date

If a Contingent Coupon does not become payable with respect to an Observation Date (i.e., because the Closing Price of one or more Reference Assets on such Observation Date is less than its respective Coupon Barrier Price), the Contingent Coupon that would have otherwise been payable with respect to such Observation Date will become an “Unpaid Coupon Amount”

On each Contingent Coupon Payment Date, if and only if a Contingent Coupon is payable on such date, you will receive:

¡                  the Contingent Coupon that is payable on such Contingent Coupon Payment Date; plus

¡                  any Unpaid Coupon Amounts that have not already been paid on a previous Contingent Coupon Payment Date

If a Contingent Coupon is not payable with respect to an Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date, nor will you receive any Unpaid Coupon Amounts that accrued on any prior Observation Date

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Observation Dates:*

Quarterly, on the 27th day of each January, April, July and October during the term of the Notes (or if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day), beginning in January 2016, provided that the final Observation Date will be the Final Valuation Date

Call Settlement Date:*	The Contingent Payment Date following the Observation Date on which an Automatic Call occurs
Redemption Price:

$1,000 per $1,000 principal amount Note that you hold, plus (i) the Contingent Coupon that will otherwise be payable on the Call Settlement Date and (ii) any Unpaid Coupon Amounts that have accrued but have not yet been paid

Initial Price:**	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Initial Valuation Date, as noted in the table above
Coupon Barrier Price: **	With respect to each Reference Asset, 50.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Barrier Price: **	With respect to each Reference Asset, 50.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Final Price: **	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Price: **

With respect to a Reference Asset, on any date, the closing price per share of such Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day”, with respect to a Reference Asset, has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UQ80 / US06741UQ809

*                  Subject to postponement, as described under “Selected Purchase Considerations” in this pricing supplement

**            Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the prospectus addendum, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

▪                  Contingent Coupon: $33.125 per $1,000 principal amount Note

▪                  Redemption Price: $1,000 plus the (i) Contingent Coupon that will otherwise payable on the Call Settlement Date and (ii) any Unpaid Coupon Amounts that have accrued but have not yet been paid

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                  Coupon Barrier Price for each Reference Asset: 50.00 (50.00% of the hypothetical Initial Price set forth above)

▪                  Barrier Price for each Reference Asset: 50.00 (50.00% of the hypothetical Initial Price set forth above)

* The hypothetical Initial Price of $100.00, the hypothetical Coupon Barrier Price of $50.00 and the hypothetical Barrier Price of $50.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Price, Coupon Barrier Price and Barrier Price for each Reference Asset are as set forth on the cover of this pricing supplement.

Examples Where the Notes are Automatically Called Prior to Maturity

Example 1: The Notes are automatically called on the fourth Observation Date.

	Closing Price ($)
Observation Date	Genworth	Citigroup	JPMorgan	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	93.00	110.00	107.00	$33.125	N/A	$33.125[1]
2	85.00	45.00	105.00	N/A	$33.125	$0.00
3	65.00	90.00	75.00	$33.125	N/A	$66.25[2]
4	104.00	115.00	110.00	$33.125	N/A	$1,033.125[3]

(1) On the first Observation Date, the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price and there are no Unpaid Coupon Amounts that have accrued but not have yet been paid. Accordingly, you will receive the Contingent Coupon of $33.125 per $1,000 principal amount Note on the related Contingent Coupon Payment Date.

(2) A Contingent Coupon is not payable with respect to the second Observation Date because the Closing Price of at least one Reference Asset on such date is below its Coupon Barrier Price. Accordingly, the Contingent Coupon that would have otherwise been payable with respect to such date becomes an Unpaid Coupon Amount.

On the third Observation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Coupon Barrier Price and a Contingent Coupon is therefore payable on the related Contingent Coupon Payment Date. Accordingly, you will receive, on the Contingent Coupon Payment date following the third Observation Date, a total payment of $66.25 per $1,000 principal amount Note (comprised of the Contingent Coupon of $33.125 payable with respect to the third Observation Date plus the $33.125 that represents the Unpaid Coupon Amount with respect to the second Observation Date).

(3) Because the Closing Price of each Reference Asset is equal to or greater than its Initial Price on the fourth Observation Date, the Notes are called on the related Call Settlement Date. Because there are no accrued Unpaid Coupon Amounts, the Redemption Price payable on the Call Settlement Date is equal to $1,033.125 per $1,000 principal amount Note that you hold (equal to (i) the principal amount per Note plus (ii) the Contingent Coupon payable with respect to the fourth Observation Date).

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 9.9375%.

Example 2: The Notes are automatically called on the sixth Observation Date.

	Closing Price ($)
Observation Date	Genworth	Citigroup	JPMorgan	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	93.00	110.00	107.00	$33.125	N/A	$33.125[1]
2	85.00	45.00	105.00	N/A	$33.125	$0.00
3	65.00	80.00	40.00	N/A	$33.125	$0.00
4	70.00	85.00	60.00	$33.125	N/A	$99.375[2]
5	43.00	75.00	55.00	N/A	$33.125	$0.00
6	105.00	115.00	110.00	$33.125	N/A	$1,066.25[3]

(1) On the first Observation Date, the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price and there are no Unpaid Coupon Amounts that have accrued but not have yet been paid. Accordingly, you will receive the Contingent Coupon of $33.125 per $1,000 principal amount Note on the related Contingent Coupon Payment Date.

(2) A Contingent Coupon is not payable with respect to the second and third Observation Dates because the Closing Price of at least one Reference Asset on each such date is below its Coupon Barrier Price. Accordingly, the Contingent Coupons that would have otherwise been payable with respect to such dates become Unpaid Coupon Amounts.

On the fourth Observation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Coupon Barrier Price and a Contingent Coupon is therefore payable on the related Contingent Coupon Payment Date. Accordingly, you will receive, on the Contingent Coupon Payment date following the fourth Observation Date, a total payment of $99.375 per $1,000 principal amount Note (comprised of the Contingent Coupon of $33.125 payable with respect to the fourth Observation Date plus the Unpaid Coupon Amounts of $33.125 with respect to each of the second and third Observation Dates).

(3) A Contingent Coupon is not payable with respect to the fifth Observation Date because the Closing Price of at least one Reference Asset on such date is below its Coupon Barrier Price. Accordingly, the Contingent Coupon that would have otherwise been payable with respect to the fifth Observation Date becomes an Unpaid Coupon Amount.

Because the Closing Price of each Reference Asset is equal to or greater than its Initial Price on the sixth Observation Date, the Notes are called on the related Call Settlement Date.  The Redemption Price is equal to $1,066.25 per $1,000 principal amount Note (equal to (i) principal amount of per Note plus (ii) the Contingent Coupon of $33.125 payable with respect to the sixth Observation Date plus (iii) the Unpaid Coupon Amount of $33.125 with respect to the fifth Observation Date).

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 19.875%.

Examples Where the Notes are Not Automatically Called Prior to Maturity

Example 1: The Notes are NOT automatically called and the Final Price of the Least Performing Reference Asset is NOT less than its Barrier Price.

	Closing Price ($)
Observation Date	Genworth	Citigroup	JPMorgan	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	93.00	45.00	107.00	N/A	$33.125	$0.00
2	85.00	55.00	105.00	$33.125	N/A	$66.25[1]
3	40.00	80.00	70.00	N/A	$33.125	$0.00
4	70.00	95.00	45.00	N/A	$33.125	$0.00
5	43.00	75.00	55.00	N/A	$33.125	$0.00
6	80.00	45.00	60.00	N/A	$33.125	$0.00
7	70.00	80.00	40.00	N/A	$33.125	$0.00
8 (Final Valuation Date)	95.00	105.00	55.00	$33.125	N/A	$1,198.75[2]

(1) A Contingent Coupon is not payable with respect to the first Observation Date because the Closing Price of at least one Reference Asset on such date is below its Coupon Barrier Price. Accordingly, the Contingent Coupon that would have otherwise been payable with respect to the first Observation Date becomes an Unpaid Coupon Amount.

On the second Observation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Coupon Barrier Price and Contingent Coupon is therefore payable on the related Contingent Coupon Payment Date.  Accordingly, you will receive, on the Contingent Coupon Payment Date following the second Observation Date, a total payment of $66.25 per $1,000 principal amount Note (comprised of the Contingent Coupon of $33.125 payable with respect to the second Observation Date plus the $33.125 that represents the Unpaid Coupon Amount with respect to the first Observation Date).

(2) A Contingent Coupon is not due with respect to the third through seventh Observation Dates because the Closing Price of at least one Reference Asset on each such date is below its Coupon Barrier Price. Accordingly, the Contingent Coupons that would have otherwise been payable with respect to each such date become an Unpaid Coupon Amount.

On the eighth Observation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Coupon Barrier Price and a Contingent Coupon is therefore payable on the related Contingent Coupon Payment Date (which is the Maturity Date).

Because JPMorgan has the lowest Reference Asset Return, JPMorgan is the Least Performing Reference Asset, and the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price.

Accordingly, you will receive a payment at maturity of $1,198.75 per $1,000 principal amount Note (equal to (i) the principal amount per Note plus (ii) the Contingent Coupon of $33.125 payable with respect to the eighth Observation Date plus (iii) the Unpaid Coupon Amounts of $33.125 with respect to each of the third through seventh Observation Dates).

The total return on investment of the Notes is 26.50%.

Example 2: The Notes are NOT automatically called and the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

	Closing Price ($)
Observation Date	Genworth	Citigroup	JPMorgan	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	93.00	60.00	47.00	N/A	$33.125	$0.00
2	85.00	45.00	105.00	N/A	$33.125	$0.00
3	35.00	80.00	70.00	N/A	$33.125	$0.00
4	70.00	95.00	40.00	N/A	$33.125	$0.00
5	43.00	75.00	55.00	N/A	$33.125	$0.00
6	40.00	55.00	60.00	N/A	$33.125	$0.00
7	70.00	49.00	60.00	N/A	$33.125	$0.00
8 (Final Valuation Date)	105.00	35.00	95.00	N/A	$33.125	$350.00[1]

Because the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date during the term of the Notes, you will not receive a Contingent Coupon on any Contingent Coupon Payment Date.  Because no Contingent Coupon otherwise became payable with respect to any Observation Date, you will never receive the Unpaid Coupon Amounts with respect to any Observation Date.

Because Citigroup has the lowest Reference Asset Return, Citigroup is the Least Performing Reference Asset.

Because Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $350.00 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 x -65.00%] = $350.00

The total return on investment of the Notes is -65.00%.

Example 2 demonstrates that if the Notes are not called prior to maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of in the principal amount of your Notes. Example 2 further demonstrates that if the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes, nor will you ever receive payment of any Unpaid Coupon Amounts.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

Additional Examples Where the Notes Are Not Automatically Called Prior to Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been automatically called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Price ($)			Reference Asset Return
Genworth	Citigroup	JPMorgan	Genworth	Citigroup	JPMorgan	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity **
150.00	170.00	160.00	50.00%	70.00%	60.00%	50.00%	$1,000.00
150.00	140.00	160.00	50.00%	40.00%	60.00%	40.00%	$1,000.00
170.00	150.00	130.00	70.00%	50.00%	30.00%	30.00%	$1,000.00
160.00	120.00	130.00	60.00%	20.00%	30.00%	20.00%	$1,000.00
110.00	115.00	140.00	10.00%	15.00%	40.00%	10.00%	$1,000.00
115.00	130.00	100.00	15.00%	30.00%	0.00%	0.00%	$1,000.00
95.00	90.00	105.00	-5.00%	-10.00%	5.00%	-10.00%	$1,000.00
93.00	105.00	80.00	-3.00%	5.00%	-20.00%	-20.00%	$1,000.00
70.00	105.00	90.00	-30.00%	5.00%	-10.00%	-30.00%	$1,000.00
110.00	75.00	65.00	10.00%	-25.00%	-35.00%	-35.00%	$1,000.00
60.00	90.00	103.00	-40.00%	-10.00%	3.00%	-40.00%	$1,000.00
50.00	90.00	110.00	-50.00%	-10.00%	10.00%	-50.00%	$1,000.00
95.00	105.00	40.00	-5.00%	5.00%	-60.00%	-60.00%	$400.00
50.00	30.00	85.00	-50.00%	-70.00%	-15.00%	-70.00%	$300.00
110.00	85.00	20.00	10.00%	-15.00%	-80.00%	-80.00%	$200.00
40.00	10.00	95.00	-60.00%	-90.00%	-5.00%	-90.00%	$100.00
105.00	0.00	50.00	5.00%	-100.00%	-50.00%	-100.00%	$0.00

**  Per $1,000 principal amount note, excluding any Contingent Coupons or Unpaid Coupon Amounts that may be payable on the Maturity Date, if applicable. No Contingent Coupons or Unpaid Coupon Amounts will be payable on the Maturity Date unless the Final Price of each Reference Asset is equal to or greater than its respective Coupon Barrier Price.

Example 1: The Final Price of Genworth is $110.00, the Final Price of Citigroup is $115.00 and the Final Price of JPMorgan is $140.00.

Because Genworth has the lowest Reference Asset Return, Genworth is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price (and, accordingly, greater than its Barrier Price), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus (i) the Contingent Coupon that would be payable on the Maturity Date and (ii) any Unpaid Coupon Amounts that have not previously been paid).

Example 2: The Final Price of Genworth is $93.00, the Final Price of Citigroup is $105.00 and the Final Price of JPMorgan is $80.00.

Because JPMorgan has the lowest Reference Asset Return, JPMorgan is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus (i) the Contingent Coupon that would be payable on the Maturity Date and (ii) any Unpaid Coupon Amounts that have not previously been paid).

Example 3: The Final Price of Genworth is $50.00, the Final Price of Citigroup is $30.00 and the Final Price of JPMorgan is $85.00.

Because Citigroup has the lowest Reference Asset Return, Citigroup is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

In addition, because the Final Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date, nor will you receive any Unpaid Coupon Amounts that might exist with respect to any Observation Date prior to the Final Valuation Date.

Example 3 demonstrates that if the Notes are not automatically called, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED PURCHASE CONSIDERATIONS

•                  Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to adjustment in the event that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Observation Date.

If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Observation Date, the relevant Observation Date will be postponed. If such postponement occurs, the Closing Prices of the Reference Assets shall be determined using the Closing Prices on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset.  In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifth day and will make an estimate of the Closing Price of any Reference Asset that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Coupon Payment Date (and Call Settlement Date, if applicable) will be the fifth Business Day following the relevant Observation Date. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to each Reference Asset, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•      Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect one or more of the Reference Assets, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.  For a description of further adjustments that may affect the Notes, please see “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security” in the prospectus supplement.

•      Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons and any Unpaid Coupon Amount that you receive on the Notes (collectively, the “Contingent Payments”) as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Payments that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Payments (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Payments to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Payments it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2016; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in any Reference Asset.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•      Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Price of the Least Performing Reference Asset is less than its Barrier Price.  If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Price to its Final Price and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes (whether paid as Contingent Coupons on the Contingent Coupon Payment Date following an Observation Date or as Unpaid Coupon Amounts on a subsequent Contingent Coupon Payment Date).  You will not participate in any appreciation in the price of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus, if a Contingent Coupon is payable with respect to the Final Valuation Date, such Contingent Coupon and any outstanding Unpaid Coupon Amounts with respect to prior Observation Dates) even if the Reference Asset Return of one or more Reference Assets is positive.

•      You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price. If the Closing Price of any Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  If Any Unpaid Coupon Amounts Accrue on an Observation Date, You May Never Actually Receive Such Unpaid Coupon Amounts—As described above, a Contingent Coupon will become payable on a Contingent Payment Date if and only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price.  If a Contingent Coupon does not become payable on any Observation Date (i.e., because the Closing Price of one or more Reference Asset(s) is below its Coupon Barrier Price), the Contingent Coupon that would have otherwise become payable with respect to such Observation Date will become an Unpaid Coupon Amount. Any such Unpaid Coupon Amount will be paid to you on the next Contingent Payment Date on which a Contingent Coupon is otherwise payable, if one occurs. In other words, if the Closing Price of each Reference Asset on an Observation Date is equal to or greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon on the related Contingent Payment Date plus any Unpaid Coupon Amounts that have not previously been paid on a Contingent Payment Date.

If, however, an Unpaid Coupon Amount accrues on your Notes but there never occurs an Observation Date thereafter on which a Contingent Coupon becomes payable, you will never receive such Unpaid Coupon Amounts. Unpaid Coupon Amounts will be paid you if and only if, after the Observation Date on which the Unpaid Coupon Amount accrues, an Observation Date occurs on which the Closing Price of each Reference Asset is equal to or greater than its respective Coupon Barrier Price (and, accordingly, a Contingent Coupon becomes payable on the related Contingent Coupon Payment Date).

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Observation Date prior to the Final Valuation Date is equal to or greater than its respective Initial Price. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with any coupon payments that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity.  You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “Automatic Call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Price of any Reference Asset at any Time Other than the Closing Price of the Least Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns (and, accordingly, the Reference Asset Return of the Least Performing Reference Asset) will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date (as compared to their Initial Prices).  Accordingly, if the price of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Price of the Least Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Whether or Not the Notes Will be Automatically Called Will Not be Based on the Price of any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called prior to maturity will be based solely on the Closing Prices of the Reference Assets on each Observation Date.  Accordingly, if the price of any Reference Asset drops on any Observation Date prior to the Final Valuation Date such that the Closing Price of such Reference Asset falls below the Initial Price of such Reference Asset, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any coupon payments and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the Reference Assets would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Single Equity Risk—The price of any Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•      We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•      Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the prospectus addendum. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Payments you receive on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Assets;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the Reference Assets;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing each Basket Component can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings.  You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects.  The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

You should not take the historical prices of any Reference Asset as an indication of the future performance of that Reference Asset. The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of any Reference Asset during any period shown below is not an indication that the price of such Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of any Reference Asset. The actual performance of the Reference Assets over the life of the Notes may bear little relation to the historical prices shown below.

We obtained the historical trading price information for each Reference Asset set forth below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Genworth Financial, Inc.

According to publicly available information, Genworth Financial, Inc. (“Genworth”) offers insurance, wealth management, investment and financial solutions. Genworth offers products that include life insurance products, long-term care insurance, and mortgage guarantee insurance coverage on residential mortgage loans.

Information filed by Genworth with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32195, or its CIK Code: 0001276520.  Genworth’s Class A common stock is listed on the New York Stock Exchange under the ticker symbol “GNW”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Genworth’s SEC filings or any other publicly available information regarding Genworth.

Historical Performance of Genworth Financial, Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the Class A common stock of Genworth during the periods indicated below.  These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	25.00	20.59	22.64
June 30, 2008	24.34	17.81	17.81
September 30, 2008	17.84	5.00	8.61
December 31, 2008	7.60	0.90	2.83
March 31, 2009	3.17	0.84	1.90
June 30, 2009	7.10	1.96	6.99
September 30, 2009	13.34	5.32	11.95
December 31, 2009	12.12	8.69	11.35
March 31, 2010	18.34	12.05	18.34
June 30, 2010	18.96	13.07	13.07
September 30, 2010	15.79	10.59	12.22
December 31, 2010	13.51	11.29	13.14
March 31, 2011	14.31	12.42	13.46
June 30, 2011	13.54	9.89	10.28
September 30, 2011	10.68	4.92	5.74
December 31, 2011	7.19	5.13	6.55
March 31, 2012	9.54	6.75	8.32
June 30, 2012	8.38	4.88	5.66
September 30, 2012	6.12	4.12	5.23
December 31, 2012	7.51	5.13	7.51
March 31, 2013	10.51	7.90	10.00
June 30, 2013	11.41	9.10	11.41
September 30, 2013	13.40	11.62	12.79
December 31, 2013	15.63	12.62	15.53
March 31, 2014	18.00	14.30	17.73
June 30, 2014	18.60	15.98	17.40
September 30, 2014	17.65	12.72	13.10
December 31, 2014	14.07	7.64	8.50
March 31, 2015	8.82	6.93	7.31
June 30, 2015	9.15	7.33	7.57
September 30, 2015	7.84	4.36	4.62
October 27, 2015*	5.64	4.67	4.78

*For the period beginning on October 1, 2015 and ending on October 27, 2015

The following graph sets forth the historical performance of the Class A common stock of Genworth based on daily Closing Prices from January 1, 2008 through October 27, 2015.  The Closing Price of the Class A common stock of Genworth on October 27, 2015 was $4.78 per share.

Historical Performance of Genworth Financial, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Citigroup Inc.

According to publicly available information, Citigroup Inc. (“Citigroup”) is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers. Citigroup services include investment banking, retail brokerage, corporate banking, and cash management products and services.

Information filed by Citigroup with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001.  Citigroup’s common stock is listed on the New York Stock Exchange under the ticker symbol “C”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of Citigroup’s SEC filings or any other publicly available information regarding Citigroup.

Historical Performance of Citigroup Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the Class A common stock of Citigroup during the periods indicated below.  These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	296.90	186.20	214.20
June 30, 2008	268.10	167.60	167.60
September 30, 2008	211.20	140.30	205.10
December 31, 2008	230.00	37.70	67.10
March 31, 2009	74.60	10.20	25.30
June 30, 2009	40.20	26.80	29.70
September 30, 2009	52.30	25.90	48.40
December 31, 2009	50.00	32.00	33.10
March 31, 2010	43.10	31.50	40.50
June 30, 2010	49.70	36.30	37.60
September 30, 2010	43.00	36.60	39.00
December 31, 2010	48.10	39.50	47.30
March 31, 2011	51.30	43.90	44.20
June 30, 2011	46.00	36.81	41.64
September 30, 2011	42.88	23.96	25.62
December 31, 2011	34.17	23.11	26.31
March 31, 2012	38.08	28.17	36.55
June 30, 2012	36.87	24.82	27.41
September 30, 2012	34.79	25.24	32.72
December 31, 2012	40.17	32.75	39.56
March 31, 2013	47.60	41.15	44.24
June 30, 2013	53.27	42.50	47.97
September 30, 2013	53.00	47.67	48.51
December 31, 2013	53.29	47.67	52.11
March 31, 2014	55.20	46.34	47.60
June 30, 2014	49.58	45.68	47.10
September 30, 2014	53.66	46.90	51.82
December 31, 2014	56.37	49.68	54.11
March 31, 2015	54.26	46.95	51.52
June 30, 2015	57.39	51.52	55.24
September 30, 2015	60.34	49.00	49.61
October 27, 2015*	53.64	49.88	52.61

*For the period beginning October 1, 2015 and ending October 27, 2015

The following graph sets forth the historical performance of the common stock of Citigroup based on daily Closing Prices from January 1, 2008 through October 27, 2015.  The Closing Price of the common stock of Citigroup on October 27, 2015 was $52.61 per share.

Historical Performance of Citigroup Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (“JPMorgan”) provides global financial services and retail banking. JPMorgan provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. JPMorgan serves business enterprises, institutions, and individuals.

Information filed by JPMorgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05805, or its CIK Code: 0000019617.  JPMorgan’s common stock is listed on the New York Stock Exchange under the ticker symbol “JPM”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of JPMorgan’ SEC filings or any other publicly available information regarding JPMorgan.

Historical Performance of JPMorgan Chase & Co.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of JPMorgan during the periods indicated below.  These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	48.25	36.48	42.95
June 30, 2008	49.25	34.31	34.31
September 30, 2008	48.24	31.02	46.70
December 31, 2008	49.85	22.72	31.53
March 31, 2009	31.35	15.90	26.58
June 30, 2009	38.94	27.25	34.11
September 30, 2009	46.47	32.27	43.82
December 31, 2009	47.16	40.27	41.67
March 31, 2010	45.02	37.70	44.75
June 30, 2010	47.81	36.61	36.61
September 30, 2010	41.64	35.63	38.07
December 31, 2010	42.67	36.96	42.42
March 31, 2011	48.00	43.40	46.10
June 30, 2011	47.64	39.49	40.94
September 30, 2011	42.29	29.27	30.12
December 31, 2011	37.02	28.38	33.25
March 31, 2012	46.27	34.91	45.98
June 30, 2012	46.13	31.00	35.73
September 30, 2012	41.57	33.90	40.48
December 31, 2012	44.53	39.29	43.97
March 31, 2013	51.00	44.57	47.46
June 30, 2013	55.62	46.64	52.79
September 30, 2013	56.67	50.32	51.69
December 31, 2013	58.48	50.75	58.48
March 31, 2014	61.07	54.31	60.71
June 30, 2014	60.67	53.31	57.62
September 30, 2014	61.63	55.56	60.24
December 31, 2014	63.15	55.08	62.58
March 31, 2015	62.49	54.38	60.58
June 30, 2015	69.75	59.95	67.76
September 30, 2015	70.08	59.84	60.97
October 27, 2015*	63.90	59.99	63.64

*For the period beginning October 1, 2015 and ending October 27, 2015

The following graph sets forth the historical performance of the common stock of JPMorgan based on daily Closing Prices from January 1, 2008 through October 27, 2015.  The Closing Price of the common stock of JPMorgan on October 27, 2015 was $63.64 per share.

Historical Performance of the JPMorgan Chase & Co.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.